UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2002

U.S. HOME SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 State Highway 121 Bypass, Suite 170 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE

On July 11, 2002, U.S. Home Systems, Inc. (Nasdaq: USHS) announced that it had signed a non-binding letter agreement to acquire Deck America, a privately-held Woodbridge, Virginia based home improvement specialist, providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The acquisition is part of USHS’s strategic plan to expand its business to new markets and achieve deeper market penetration in its existing operations through new product lines.

Deck America markets its products in the Washington, D.C. metropolitan area, including Baltimore, Maryland, and northern Virginia. Deck America is the recipient of numerous awards, including the coveted NAHB Research Center 2000 Gold Quality Achievement Award. For its fiscal year ended December 31, 2001, Deck America had revenues of approximately $13.4 million from the sale of decks and deck enclosures.

The purchase price was not disclosed, however, USHS announced that it will acquire Deck America for a combination of cash and common stock. The completion of the acquisition is subject to certain conditions, including the negotiation and execution of a definitive purchase agreement and the satisfactory completion of due diligence investigations by both parties. There is no assurance that a definitive purchase agreement providing for the acquisition and other transactions contemplated by the letter agreement will be executed or that the acquisition will occur.

ITEM 7(c).    EXHIBITS

Exhibit 99.1             Press Release dated July 11, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on July 11, 2002 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ MURRAY H. GROSS
Murray H. Gross President and Chief Executive Officer